Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation on Form S-8 (File Number 333-50484) of our report dated June 6, 2019, on our audits of the financial statements of First Merchants Corporation Retirement Income and Savings Plan for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 11-K.

/s/ BKD, LLP

Indianapolis, Indiana
June 6, 2019